Exhibit 10.1

Performance Vesting

CHENIERE ENERGY, INC.

AMENDED AND RESTATED 2003 STOCK INCENTIVE PLAN

2009 PHANTOM STOCK GRANT

1. Grant of Phantom Stock. The Compensation Committee of the Board of Directors (the “Compensation Committee”) of Cheniere Energy, Inc., a Delaware corporation (the “Company”), hereby grants to                      (“Participant”)                      (            ) shares of Phantom Stock (as defined in the Plan), subject to the terms and conditions described in this grant of Phantom Stock (the “Grant”) and in the Company’s Amended and Restated 2003 Stock Incentive Plan, as amended (the “Plan”), which Plan is incorporated herein by reference as part of this Grant. The Phantom Stock is granted effective as of the      day of             , 2009 (the “Grant Date”).

2. Transferability. The Phantom Stock is not transferable. No right or benefit hereunder shall in any manner be subject to any debts, contracts, liabilities or torts of Participant.

3. Vesting.

(a)	The Grant shall be divided into three equal parts with the following vesting terms:

(i)	One-third ( 1/3) of the shares of Phantom Stock shall vest on December 15, 2011.

(ii)	One-third ( 1/3) of the shares of Phantom Stock shall vest on December 15, 2011, if one of the following performance measures is achieved as of such date:

(A)

The Company’s stock price equals or exceeds $5.00/share, with such amount being calculated as (x) the average of the FMV Per Share (as defined in the Plan) for any 90 consecutive calendar days between December 16, 2010 and December 15, 2011 (including December 16, 2010 or December 15, 2011 if applicable), or (y) the highest cost basis of any share of Common Stock beneficially owned by a Person who becomes the “beneficial owner” of securities of the Company representing 30% or more of the combined voting power of the voting securities of the Company so as to constitute a Change of Control under clause (i) of the definition of “Change of Control” in the Plan or (z) the FMV Per Share on the date of consummation of any transaction that constitutes a Change of Control under clause (ii) or clause (iii) of the definition of “Change of Control” in the Plan; or

(B)	The signing of a contract (or contracts) which secures an aggregate of $75 million of Annual Cash Receipts from a third party (or parties) for a weighted average term of seven (7) years or more in connection with either the use of capacity (including an FOB LNG contract for an LNG cargo that may or may not be delivered to the Sabine Pass LNG Receiving Terminal (as defined below)) or firm commitment reservation of capacity of (x) the Company’s Sabine Pass LNG receiving terminal currently under construction in western Cameron Parish, Louisiana on the Sabine Pass Channel (the “Sabine Pass LNG Receiving Terminal”) or (y) the Company’s Creole Trail pipeline system originating at the Sabine Pass Receiving Terminal to points of interconnection with pipelines throughout southern Louisiana (the “Creole Trail Pipeline”).

(iii)

One-third ( 1/3) of the shares of Phantom Stock shall vest on December 15, 2011, if as of such date the Company’s stock price equals or exceeds $10.00/share, calculated as the average of the FMV Per Share for any 90 consecutive calendar days between December 16, 2010 and December 15, 2011 (including December 16, 2010 or December 15, 2011 if applicable).

(b)	Notwithstanding the foregoing,

(A)	upon the signing on or before December 15, 2011 of a contract (or contracts) which secures an aggregate of $150 million of Annual Cash

Receipts from a third party (or parties) for a weighted average term of seven (7) years or more in connection with either the use of capacity (including an FOB LNG contract for an LNG cargo that may or may not be delivered to the Sabine Pass LNG Receiving Terminal) or firm commitment reservation of capacity of the Sabine Pass LNG Receiving Terminal or the Creole Trail Pipeline, or

(B)	if on or before December 15, 2011 the Company’s stock price equals or exceeds $10.00/share, calculated as (x) the highest cost basis of any share of Common Stock beneficially owned by a Person who becomes the “beneficial owner” of securities of the Company representing 30% or more of the combined voting power of the voting securities of the Company so as to constitute a Change of Control under clause (i) of the definition of “Change of Control” in the Plan, or (y) the FMV Per Share on the date of consummation of any transaction that constitutes a Change of Control under clause (ii) or clause (iii) of the definition of “Change of Control” in the Plan, then the Grant shall vest as follows:

(i)	50% of the Phantom Stock shall, to the extent not already vested, vest immediately on the date of closing the last qualifying contract under Section 3(b)(A) or the event that constitutes a Change of Control under Section 3(b)(B); and

(ii)	50% of the Phantom Stock shall, to the extent not already vested, vest on the later of December 15, 2011 or the event that constitutes a Change of Control under Section 3(b)(B).

(c)

For purposes of this Section 3, “Annual Cash Receipts” will be equal to the cash receipts expected to be received by the Company and its consolidated subsidiaries pursuant to a contract (or contracts) signed by the Company or any of its consolidated subsidiaries, including Cheniere Energy Partners, L.P. and Sabine

Pass LNG, L.P., with a third party (or parties). The Annual Cash Receipts expected to be received will be calculated according to the terms of the contract (or contracts) signed. For any series of cargo purchases (whether or not such cargo purchases are expected to be delivered to a terminal owned by the Company), Annual Cash Receipts will be equal to the margin expected from the transaction, considering the anticipated purchase and sale prices for each cargo, shipping (if any), and the direct costs associated with transportation and regasification of such cargoes. If the terms of any contract or transaction include reference to, or are valued upon, any index rates, Annual Cash Receipts will be calculated based on a futures or forward contract for the applicable index. The calculation of Annual Cash Receipts will be approved by the Compensation Committee.

4. Settlement. Shares of Phantom Stock that have vested pursuant to the terms of this Grant will be settled in cash or in shares of Common Stock, as determined by the Compensation Committee. Each settlement of vested shares of Phantom Stock made in cash will be made as soon as reasonably practicable but no later than March 15th of the calendar year following the year in which such shares of Phantom Stock vested pursuant to the terms of this Grant. Each settlement of vested shares of Phantom Stock made in shares of Common Stock will be made within ten (10) days of the date on which such shares of Phantom Stock vested pursuant to the terms of this Grant. For purposes of any such settlement (whether in cash or in shares of Common Stock), the value of any vested shares of Phantom Stock shall be based on the Fair Market Value (as defined in the Plan) of such shares on the vesting date.

5. Termination of Employment.

(a)	Except as set forth in Section 6 hereof, Participant shall forfeit all rights to any unvested shares of Phantom Stock in the event that Participant’s employment or other service with the Company or any subsidiary is terminated for “Cause” (as defined in the Plan) or Participant resigns prior to vesting.

(b)	Except as set forth in Section 6 hereof, if Participant’s employment or other service with the Company or any subsidiary is terminated by the Company or any subsidiary on or before December 15, 2011 for a reason other than “Cause” (as defined in the Plan), “Disability” (as defined in the Plan) or death, then:

(i)	one-third ( 1/3) of the Grant shall vest on such termination date;

(ii)	an additional one-third ( 1/3) of the Grant shall vest on such termination date in the event that the performance measure set forth in:

(A)	Section 3(a)(ii)(A) has been satisfied on or before such termination date (provided that any calculation made pursuant to subsection (x) thereof shall be made with respect to the 90 consecutive calendar days preceding such termination date); or

(B)	Section 3(a)(ii)(B) has been satisfied on or before such termination date;

(iii)

an additional one-third ( 1/3) of the Grant shall vest on such termination date in the event that the performance measure set forth in Section 3(a)(iii) has been satisfied for the 90 consecutive calendar days preceding such termination date; and

(iv)	100% of the Grant shall, to the extent not already vested, vest on such termination date in the event that the performance measure set forth in Section 3(b)(A) or (B) is satisfied on or before such termination date.

6. Termination of Employment after Change of Control. The Grant will fully vest on the occurrence of a termination of the Participant’s employment after a Change of Control (as defined in the Plan), but in each case only if such Change of Control occurs on or before December 15, 2011 and such termination is a termination (a) by the Company or any subsidiary for any reason other than “Cause” (as defined in the Plan) or (b) by the Participant for “Good Reason” (as defined in the Plan).

7. Ownership Rights. Participant shall not have any of the rights of a stockholder with respect to the Phantom Stock, including the right to vote and the right to receive dividends or other distributions paid or made with respect to such shares.

8. Reorganization of the Company. The existence of this Grant shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; any merger or consolidation of the Company; any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Phantom Stock or the rights thereof; the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

9. Recapitalization Events. In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving the Company (“Recapitalization Events”), then for all purposes references herein to Common Stock or to Phantom Stock shall mean and include all securities or other property (other than cash) that holders of Common Stock of the Company are entitled to receive in respect of Common Stock by reason of each successive Recapitalization Event, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the underlying Common Stock or Phantom Stock.

10. Certain Restrictions. By executing this Grant, Participant acknowledges that he or she has received a copy of the Plan and agrees that Participant will enter into such written representations, warranties and agreements and execute such documents as the Company may reasonably request in order to comply with the securities laws or any other applicable laws, rules or regulations, or with this document or the terms of the Plan.

11. Amendment and Termination. No amendment or termination of this Grant that adversely affects the rights of the Participant shall be made by the Company at any time without the written consent of Participant.

12. No Guarantee of Tax Consequences. The Company makes no commitment or guarantee to Participant that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Grant.

13. Severability. In the event that any provision of this Grant shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable and shall not affect the remaining provisions of this Grant, and the Grant shall be construed and enforced as if the illegal, invalid or unenforceable provision had never been included herein.

14. Governing Law. The Grant shall be construed in accordance with the laws of the State of Delaware, without regard to any principles of conflicts of law, to the extent that federal law does not supersede and preempt Delaware law.

15. Definitions and Other Terms. All capitalized terms used herein shall have the meanings set forth in the Plan unless otherwise provided herein.

16. Withholding of Taxes. The Company shall have the right to take any action as may be necessary or appropriate to satisfy any federal, state or local tax withholding obligations.

[signature page follows]

Executed the      day of             , 2009.

COMPANY:

By:
Ann E. Raden
Vice President – Human Resources and Administration

Accepted the      day of             , 2009.

PARTICIPANT:

Address: